                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO._________)


FILED BY THE REGISTRANT /x/    FILED BY A PARTY OTHER THAN THE REGISTRANT  / /


Check the appropriate box:

/ /        Preliminary Proxy Statement

/x/        Definitive Proxy Statement

/ /        Definitive Additional Materials

/ /        Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                 ALKERMES, INC.
               --------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 NOT APPLICABLE
   --------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

/x/      No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1)     Title of each class of securities to which transaction applies:

    2)     Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4)     Proposed maximum aggregate value of transaction:

    5)     Total fee paid:

/ /      Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)     Amount Previously Paid:

    2)     Form, Schedule or Registration Statement No.:

    3)     Filing Party:

    4)     Date Filed:

                                 ALKERMES, INC.
                         CAMBRIDGE, MASSACHUSETTS 02139


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JULY 26, 2001


TO THE SHAREHOLDERS:

           The annual meeting of shareholders of Alkermes, Inc. (the "Company") will be held at the offices of the Company, 64 Sidney Street, Cambridge, Massachusetts 02139, on Thursday, July 26, 2001, at 10:00 a.m. for the following purposes:

           1. To elect seven members of the Board of Directors, each to serve until the next annual meeting of shareholders and until his successor is duly elected and qualified.

           2. To approve an amendment to the 1999 Stock Option Plan to increase to 9,900,000 the number of shares issuable upon the exercise of options granted thereunder, an increase of 2,500,000 shares.

           3. To transact such other business as may properly come before the meeting.

           The Board of Directors has fixed June 6, 2001 as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting. Consequently, only holders of Common Stock of record on the transfer books of the Company at the close of business on June 6, 2001 will be entitled to notice of and to vote at the meeting.

           Please complete, date and sign the enclosed proxy and return it promptly in the enclosed, self-addressed envelope requiring no postage if mailed in the United States. If you attend the meeting, you may vote in person.

                                                            Morris Cheston, Jr.
                                                            Secretary

June 22, 2001

                                 ALKERMES, INC.

                                 PROXY STATEMENT

                                  INTRODUCTION

           The accompanying proxy is solicited by the Board of Directors of Alkermes, Inc., a Pennsylvania corporation ("Alkermes" or the "Company"), in connection with its 2001 annual meeting of shareholders to be held at the offices of the Company, 64 Sidney Street, Cambridge, Massachusetts 02139, at 10:00 a.m., on July 26, 2001 (the "Meeting"). Copies of this Proxy Statement and the accompanying proxy are being mailed on or after June 27, 2001 to the holders of record of Common Stock on June 6, 2001 (the "Record Date"). The proxy may be revoked by a shareholder at any time prior to its use by giving notice of such revocation to the Secretary of the Company, by appearing at the Meeting and voting in person or by returning a later dated proxy. The expense of this solicitation will be paid by the Company. Some of the officers and regular employees of the Company may solicit proxies personally and by telephone. In addition, the Company has retained the services of Georgeson Shareholder to solicit proxies, at an estimated cost of $5,500.

           Unless specific instructions are given to the contrary, the persons named in the accompanying proxy will vote FOR the election of the nominees named herein to the Company's Board of Directors and FOR the amendment to increase the number of shares available under the 1999 Stock Option Plan. With respect to all other matters, the persons named in the accompanying proxy will vote as stated herein. See "Other Business."

           Holders of Common Stock of record at the close of business on the Record Date will be entitled to cast one vote per share so held of record on such date on all items of business properly presented at the Meeting, except that the holders have cumulative voting rights in the election of directors. Therefore, each shareholder is entitled to cast as many votes in the election of directors as shall be equal to the number of shares of Common Stock held by such shareholder on the Record Date, multiplied by the number of directors to be elected. A shareholder may cast all such votes for a single nominee or may distribute votes among nominees as the shareholder sees fit.

           The Company had 63,303,238 shares of Common Stock outstanding on the Record Date. The presence at the Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of consideration and action on such matter.

                              ELECTION OF DIRECTORS

           Seven directors are to be elected at the Meeting to serve one-year terms until the 2002 annual meeting of shareholders and until their respective successors are elected and shall qualify. The persons named in the accompanying proxy intend to vote for the election of Floyd E. Bloom, Robert A. Breyer, John
K. Clarke, Richard F. Pops, Alexander Rich, Paul Schimmel and Michael A. Wall, unless authority to vote for one or more of such nominees is specifically withheld in the proxy. All of the nominees are currently directors of the Company. The persons named in the proxy will have the right to vote cumulatively and to distribute their votes among such nominees as they consider advisable. The Board of Directors is informed that all the nominees are willing to serve as directors, but if any of them should decline to serve or become unavailable for election at the Meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

           The seven nominees for director receiving the highest number of votes cast by shareholders entitled to vote thereon will be elected to serve on the Board of Directors. Votes that are withheld will be counted in determining the presence of a quorum, but will have no effect on the vote.

           Set forth below is information regarding the nominees, as of June 6, 2001, including their recent employment, positions with the Company, other directorships and age.

           Dr. Bloom, age 64, is a founder of Alkermes and has been a director of Alkermes since 1987. Dr. Bloom has been active in neuropharmacology for more than 30 years, holding positions at Yale University, the National Institute of Mental Health and The Salk Institute. Since 1983, he has been at The Scripps Research Institute where he is currently Chairman, Department of Neuropharmacology. Dr. Bloom is currently serving as Chief Executive Officer of Neurome, Inc. while on sabbatical from The Scripps Research Institute. Dr. Bloom served as Editor-in-Chief of Science from 1995 to May 2000. He holds an A.B. (Phi Beta Kappa) from Southern Methodist University and an M.D. (Alpha Omega Alpha) from Washington University School of Medicine in St. Louis. He is a member of the National Academy of Science, the Institute of Medicine and the Royal Swedish Academy of Science.

           Mr. Breyer, age 57, has been a director and President of Alkermes since July 1994 and served as the Chief Operating Officer of Alkermes from July 1994 to February 2001. From August 1991 to December 1993, Mr. Breyer was President and General Manager of Eli Lilly Italy, a subsidiary of Eli Lilly and Company. From September 1987 to August 1991, he was Senior Vice President, Marketing and Sales of IVAC Corporation, a medical device company and a subsidiary of Eli Lilly and Company.

           Mr. Clarke, age 47, has served as a director of Alkermes since 1987. He is a general partner of DSV Partners III and DSV Management, the general partner of DSV Partners IV. DSV Partners III and DSV Partners IV are venture capital investment partnerships. Mr. Clarke has been associated with DSV since 1982. Mr. Clarke has been the managing general partner of Cardinal Health Partners, a venture capital fund, since October 1997. Mr. Clarke is a director and Chairman of Cubist Pharmaceuticals, Inc., and a director of a number of private health care companies.

           Mr. Pops, age 39, has been a director and the Chief Executive Officer of Alkermes since February 1991. Mr. Pops currently serves on the Board of Directors of Neurocrine Biosciences, Inc., the Biotechnology Industry Organization (BIO), the Massachusetts Biotechnology Council (MBC) and The Brain Tumor Society (a non-profit organization).

           Dr. Rich, age 76, is a founder of Alkermes and has been a director of Alkermes since 1987. Dr. Rich has been a professor at the Massachusetts Institute of Technology since 1958, and is the William Thompson Sedgwick Professor of Biophysics and Biochemistry. Dr. Rich earned both an A.B. (magna cum laude) and an M.D. (cum laude) from Harvard University. Dr. Rich is a member of the National Academy of Sciences and a Senior Member of the Institute of Medicine. Dr. Rich is Co-Chairman of the Board of Directors of Repligen Corporation, a biopharmaceutical company.

           Dr. Schimmel, age 60, is a founder of Alkermes and has been a director of Alkermes since 1987. Dr. Schimmel is the Ernest and Jean Hahn Professor of Molecular Biology and Chemistry and a member of the Skaggs Institute for Chemical Biology at The Scripps Research Institute. Dr. Schimmel was the John D. and Catherine T. MacArthur Professor of Biophysics and Biochemistry at the Massachusetts Institute of Technology, where he was employed from 1967 through 1997. A member of the National Academy of Sciences and the American Academy of Arts and Sciences, Dr. Schimmel graduated from Ohio Wesleyan University, completed his doctorate at Cornell University and the Massachusetts Institute of Technology and did post doctoral work at Stanford University. Dr. Schimmel is Co-Chairman of the Board of Directors of Repligen Corporation, is a director of Cubist Pharmaceuticals, Inc. and is a member of the Scientific Advisory Board of Illumina, Inc.

           Mr. Wall, age 72, is a founder of Alkermes and has been Chairman of the Board of Alkermes since 1987. From April 1992 until June 1993, he was a director and Chairman of the Executive Committee of Centocor, Inc. ("Centocor"), a biopharmaceutical company. From November 1987 to June 1993, he was Chairman Emeritus of Centocor. Mr. Wall is a director of Kopin Corporation, a manufacturer of high definition imaging products.

           The Board of Directors held five meetings during the last fiscal year. Each of the Company's directors attended at least 75% of the aggregate of all Board of Directors' meetings and meetings of all committees of which the director was a member, held during the year. The standing committees of the Board are the Audit Committee, the Compliance Committee, the Compensation Committee, the Compensation Sub-Committee and the Limited Compensation Sub-Committee. The Board does not have a standing nominating committee.

           The Audit Committee, consisting of Floyd E. Bloom, John K. Clarke and Alexander Rich, met twice during the last fiscal year. The Audit Committee is governed by a charter, a copy of which is attached to this Proxy Statement as Appendix A, and is responsible for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company.

           The Compliance Committee, consisting of Floyd E. Bloom, John K. Clarke and Alexander Rich, met three times during the last fiscal year. The Compliance Committee is responsible for overseeing the development, implementation, administration and enforcement of Company compliance programs to ensure that the Company is in compliance with applicable laws and regulations.

           The Compensation Committee, consisting of John K. Clarke, Paul Schimmel and Michael A. Wall, met twice during the last fiscal year and otherwise acted by unanimous written consent. The Compensation Committee is responsible for reviewing matters pertaining to the compensation of employees of, and consultants to, the Company, fixing the cash compensation of officers of the Company and administering, and making grants and awards to employees and consultants under, the Company's stock option and restricted stock award plans.

           The Compensation Sub-Committee is responsible for making grants and awards under the Company's stock option and restricted stock award plans to "directors and officers" as defined under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Sub-Committee, consisting of John K. Clarke and Paul Schimmel, acted by unanimous written consent. The Limited Compensation Sub-Committee consisting of John K. Clarke and formed in May 2001, has the authority to make individual grants of options under certain of the Company's stock option plans to purchase no more than 5,000 shares of Common Stock to certain of the Company's employees.

                 APPROVAL OF AMENDMENT TO 1999 STOCK OPTION PLAN

           The Company's 1999 Stock Option Plan (the "1999 Plan") authorizes the grant of options to officers, employees and directors of, and consultants to, the Company or any of its subsidiaries to purchase up to 7,400,000 shares of Common Stock. As of June 6, 2001, options to purchase 1,547,300 shares remained available for grant under the 1999 Plan. In May 2001, the Board of Directors amended the 1999 Plan, subject to shareholder approval, to increase the aggregate number of shares authorized for issuance upon exercise of options granted under the 1999 Plan to 9,900,000. This amendment was designed to enhance the flexibility of the Compensation Committee and the Compensation Sub-Committees of the Board of Directors in granting stock options to the Company's officers, employees, directors and consultants and to ensure that the Company can continue to grant stock options to such persons at levels determined to be appropriate by the Compensation Committee and the Compensation Sub-Committees based on comparable company and other market data. The resolution to be presented to the shareholders approving the proposed amendment to the 1999 Plan is attached as Appendix B to this Proxy Statement and is incorporated herein by reference.

           The affirmative vote of a majority of the votes cast by all holders of Common Stock entitled to vote will be required to approve the proposed amendment to the 1999 Plan. Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal, but will not be counted as votes cast. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will not be counted as present for purposes of determining the presence of a quorum for purposes of this proposal and will not be voted. Accordingly, neither abstentions nor broker non-votes will have any effect on the outcome of the vote on this proposal.

           The Board of Directors recommends that you vote FOR the approval of the amendment to the 1999 Plan.

PRINCIPAL FEATURES OF THE 1999 PLAN

           The purpose of the 1999 Plan is to enable the Company to offer to certain officers, employees and directors of, and consultants to, the Company or any of its subsidiaries options to acquire equity interests in the Company, thereby helping to attract, retain and reward such persons and strengthen the mutuality of interests between such persons and the Company's shareholders.

      Administration

           The 1999 Plan is administered by the Compensation Committee by delegation from the Board of Directors. The Compensation Committee has further delegated administration of the 1999 Plan with respect to options granted to directors and executive officers of the Company ("Reporting Persons") to the Compensation Sub-Committee. Additionally, the Compensation Committee has delegated to the Limited Compensation Sub-Committee the authority to make individual grants of options to purchase no more than 5,000 shares of Common Stock to employees who are non-Reporting Persons. The total number of options to be granted in any year under the 1999 Plan to participants, the selection and number of participants to receive options, the type and number of options granted to each participant and the other terms and provisions of such options are wholly within the discretion of the Compensation Committee and the Compensation Sub-Committees, subject to the limitations set forth in the 1999 Plan. Therefore, the benefits and amounts that will be received by participants under the 1999 Plan are not currently determinable.

     Eligible Participants

           The Company's, and any of its subsidiaries', officers, employees, directors and consultants are eligible to be granted options under the 1999 Plan. The Company estimates that there are currently 420 persons who are eligible to receive options under the 1999 Plan.

     Number of Shares Subject to the 1999 Plan

           Up to 7,400,000 shares of Common Stock may be issued under the 1999 Plan. The proposed amendment, which has been adopted by the Board of Directors, increases the number of shares which may be issued upon exercise of options which may be granted under the 1999 Plan to 9,900,000. Such options may either be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or may be non-qualified stock options. The 1999 Plan will terminate on June 2, 2009 unless sooner terminated by the Board of Directors.

     Stock Options

           Under the terms of the 1999 Plan, the option exercise price may not be less than 100% (or, with respect to incentive stock options, 110% if the optionee owns more than 10% of the total combined voting power of all classes of stock of the Company) of the fair market value of the underlying stock at the time the option is granted. Options granted under the 1999 Plan are generally nontransferable, unless otherwise determined by the Compensation Committee, and expire upon the earlier of an expiration date fixed by the Compensation Committee and set forth in each individual option award certificate, ten years (or with respect to incentive stock options, five years, if the optionee owns more than 10% of the total combined voting power of all classes of stock of the Company) from the date of grant, and either three months after the date the optionee ceases to be an officer, employee or director of, or consultant to, the Company or its subsidiaries or one year after the optionee dies or becomes disabled. Options which have expired or which have been canceled unexercised will be available for future grant under the 1999 Plan.

           Under the 1999 Plan, the price payable upon exercise of options may be paid in cash, or in shares of stock of the Company duly owned by the participant or by reduction in the number of shares of Common Stock issuable upon such exercise, based, in each case, on the fair market value of the Common Stock on the date of exercise.

OPTIONS OUTSTANDING, EXERCISABLE AND AVAILABLE FOR FUTURE GRANT

           As of June 6, 2001, options to purchase 5,806,801 shares were outstanding under the 1999 Plan, of which 679,780 were exercisable. The exercise prices for the outstanding options ranged from $16.69 to $48.03 per share. On June 6, 2001, the average of the high and low sales prices of a share of Common Stock as reported on the Nasdaq National Market was $35.11. As of June 6, 2001, options to purchase 1,547,300 shares (plus any options that expire unexercised or are cancelled in the future) were available for future grant, exclusive of the additional shares covered by the proposed amendment.

FEDERAL INCOME TAX CONSEQUENCES

           The Federal income tax discussion set forth below is intended for general information only and does not address the rates of taxation applicable to specific categories of taxpayers or classes of income. State and local income tax consequences are not discussed and may vary from locality to locality.

           Under present Treasury regulations, a participant who is granted a non-qualified option will not realize taxable income at the time the option is granted. In general, a participant will be subject to tax for the year of exercise on an amount of ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price, and the Company will receive a corresponding deduction. In the case of a participant who is an employee, withholding and employment taxes will be imposed on the amount of ordinary income recognized. The participant's basis in the shares so acquired will be equal to the option exercise price plus the amount of ordinary income upon which he is taxed. Upon subsequent disposition of the shares, the participant will realize capital gain or loss, long-term or short-term, depending upon the length of time the shares are held after the option is exercised.

           A participant is not taxed at the time an incentive option is granted. The tax consequences upon exercise and later disposition depend upon whether the participant was an employee of the Company or one of its subsidiaries at all times from the date of grant until three months preceding exercise (one year in the case of death or permanent and total disability) and on whether the participant holds the shares for more than one year after exercising the option and two years after the date of grant of the option.

           If the participant satisfies both the employment rule and the holding rule, for regular tax purposes the participant will not realize income upon exercise of an incentive option and the Company will not be allowed an income tax deduction at any time. The difference between the option exercise price and the amount realized upon disposition of the shares by the participant will generally constitute a long-term capital gain or a long-term capital loss, as the case may be.

           If the participant meets the employment rule but disposes of the shares before satisfying the holding rule (a "disqualifying disposition"), the participant generally recognizes as ordinary income, in the year of the disqualifying disposition, the excess of the fair market value of the shares at the date of exercise over the option price. In the case of a sale, any excess of the sales price over the fair market value at the date of exercise will be recognized by the participant as capital gain (long-term or short-term depending on the length of time the stock was held after the option was exercised). If, however, the sales price is less than the fair market value at the date of exercise, then the ordinary income recognized by the participant generally is limited to the excess of the sales price over the option price. In the case of any disqualifying disposition, the Company's tax deduction is limited to the amount of ordinary income recognized by the participant.

           Under guidance issued by the Internal Revenue Service, incentive options exercised before January 1, 2003 will not be subject to FICA or FUTA tax withholding upon exercise, and no income tax withholding will be imposed upon any disposition of stock acquired upon such exercise. The Internal Revenue Service, however, intends to issue further guidance on the application of FICA, FUTA, and income tax withholding relating to incentive options. The Internal Revenue Service anticipates that this guidance will require FICA and FUTA tax withholding upon the exercise of incentive options. However, the Internal Revenue Service has indicated that its future guidance may continue to exempt amounts realized upon the disposition of stock acquired upon exercise of incentive options from income tax withholding.

           Different consequences will apply for a participant subject to the alternative minimum tax.

                          REPORT OF THE AUDIT COMMITTEE

           The Audit Committee has reviewed and discussed the Company's audited financial statements with both the Company's management and the Company's independent auditors, Deloitte & Touche LLP. The Company's management has advised the Audit Committee that the audited financial statements were prepared in accordance with generally accepted accounting principles.

           The Audit Committee has discussed with Deloitte & Touche LLP certain matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has also discussed with Deloitte & Touche LLP their independence from the Company and its management. The Audit Committee has received the written disclosures and letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence with Audit Committees, disclosing all relationships between Deloitte & Touche LLP and its related entities and the Company. In addition to the information provided by Deloitte & Touche LLP, the Audit Committee considered the level of non-audit services provided by Deloitte & Touche LLP in determining that they were independent.

           Based on the review and discussions described above, the Audit Committee has recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended March 31, 2001 for filing with the Securities and Exchange Commission.

                                                  Floyd E. Bloom
                                                  John K. Clarke
                                                  Alexander Rich




                                   AUDIT FEES

           For the year ended March 31, 2001, the Company paid Deloitte & Touche LLP, its independent auditors, aggregate fees as follows:


           Audit Fees                                       $166,000

           Financial Information Systems
             Design and Implementation Fees                 $0

           All Other Fees                                   $97,000

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

           The following table sets forth a summary of the compensation paid by the Company during its last three fiscal years to its Chief Executive Officer and to each of the four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the fiscal year ended March 31, 2001 (collectively, the "Named Executive Officers").

                                                                                            Long-Term
                                                    Annual Compensation                   Compensation
                                        ------------------------------------------        ------------

                                                                                           Securities
Name and Principal                      Fiscal                                             Underlying              All Other
   Position                              Year         Salary($)           Bonus($)        Options(1)(#)         Compensation($)
------------------                      ------        ---------           --------        -------------         ---------------
Richard F. Pops                          2001           406,462            175,000           500,000              275,100  (2)(3)
Chief Executive Officer                  2000           395,192            175,000           500,000              274,800  (2)(3)
                                         1999           354,904            150,000           200,000                5,374  (2)

Robert A. Breyer                         2001           294,685            100,000           200,000              184,800  (2)(3)(4)
President                                2000           285,000            100,000           200,000              184,558  (2)(3)(4)
                                         1999           257,942             75,000           100,000                6,900  (2)(4)

James L. Wright                          2001           211,335             70,000            70,500              113,100  (2)(3)
Senior Vice President, Research          2000           202,102             40,000            80,000              112,800  (2)(3)
and Development                          1999           182,119             30,000            60,000                3,594  (2)

James M. Frates                          2001           259,119             60,000           100,000                5,100  (2)
Vice President, Chief Financial          2000           246,029             40,000           100,000                4,800  (2)
Officer and Treasurer                    1999           161,420             15,000           250,000  (5)           3,069  (2)

Michael J. Landine                       2001           232,654             35,000            70,000                5,100  (2)
Vice President, Corporate                2000           219,861             30,000            80,000                4,712  (2)
Development                              1999           200,000                  0                 0                5,670  (2)

--------------------

(1)        Alkermes granted no LSARs.

(2)        Includes 401(k) match.

(3) Includes compensation as a result of the Company's forgiveness of one-half of an "incentive loan" made on October 16, 1998, pursuant to the Company's Incentive Loan Program.

(4) Includes a payment of $1,500 to Mr. Breyer for opting out of the Company's health insurance plan.

(5) Includes an option to purchase 200,000 shares of Common Stock granted upon joining the Company in June 1998.

OPTION GRANTS IN LAST FISCAL YEAR

           The following table sets forth information concerning stock options granted during the fiscal year ended March 31, 2001 to each of the Named Executive Officers.


                                                   Individual Grants
                           ------------------------------------------------------------------

                                                                                                      Potential Realizable
                            Number of                                                                   Value at Assumed
                            Securities     Percent of Total                                              Annual Rates of
                            Underlying     Options Granted       Exercise or                               Stock Price
                             Options       to Employees in       Base Price        Expiration            Appreciation for
Name                       Granted (#)       Fiscal Year          ($/Share)           Date                 Option Term
----                       -----------     ----------------      -----------       ----------      -----------------------------
                                                                                                    5% ($)            10% ($)
                                                                                                    ------            -------

Richard F. Pops                500,000         14.86                29.31           11/20/10       9,216,451          23,356,296

Robert A. Breyer               200,000          5.94                29.31           11/20/10       3,686,580           9,342,518

James L. Wright                 70,000          2.08                29.31           11/20/10       1,290,303           3,269,881
                                   500             *                28.06           12/20/10           8,823              22,360

James M. Frates                100,000          2.97                29.31           11/20/10       1,843,290           4,671,259

Michael J. Landine              70,000          2.08                29.31           11/20/10       1,290,303           3,269,881


--------------------

*          Represents less than one percent (1%)

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

           The following table sets forth the number of shares acquired upon exercise of options exercised by the Named Executive Officers during the fiscal year ended March 31, 2001, the value realized upon exercise of such options, the number of shares issuable on exercise of options held by such persons at the end of the last fiscal year and the value of such unexercised options as of such date.


                              Shares                         Number of Securities Underlying             Value of Unexercised
                            Acquired on      Value             Unexercised Options/SARs at             In-the-Money Options/SARs
Name                        Exercise (#)   Realized($)                 FY-End (#)                           at FY-End($)(1)
----                        ------------   -----------       -------------------------------        ------------------------------

                                                             Exercisable       Unexercisable        Exercisable      Unexercisable
                                                             -----------       -------------        -----------      -------------
Richard F. Pops               362,334      13,076,528          492,666            1,015,000          6,539,862           4,127,463

Robert A. Breyer              233,048       7,722,519          231,952              420,000          3,250,810           1,866,950

James L. Wright                48,000       1,407,662           94,734              170,500          1,540,267             934,750

James M. Frates                48,417       1,544,805           93,583              300,000          1,048,254           2,082,750

Michael J. Landine            145,000       4,506,497          103,000              150,000          1,284,797             594,800


--------------------

(1) Value is measured by the difference between the closing price of Common Stock on the Nasdaq National Market on March 30, 2001, $21.9375, and the exercise price of the options.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL AGREEMENTS

           Under agreements between Messrs. Pops, Breyer and Frates and the Company in the event their employment with the Company is terminated for any reason other than as a result of their taking certain actions against, or that have a significant deleterious effect on, the Company, Mr. Pops shall be entitled to receive a payment equal to two-thirds of his then-current annual base salary and Messrs. Breyer and Frates shall each be entitled to receive payments at the monthly rate of his then current annual base salary for up to nine months or until he finds other employment, whichever occurs first.

           Messrs. Pops and Landine have been granted LSARs in connection with a portion of the stock options previously granted to them. Each LSAR provides that after the occurrence of one of several triggering events, including a reorganization or merger of the Company, a sale of the assets of the Company or the acquisition by a person or group of more than 51% of the Common Stock, the optionee will receive an amount in cash equal to the amount by which the fair market value per share of Common Stock issuable upon exercise of the option on the date such a triggering event occurs exceeds the exercise price per share of the option to which the LSAR relates. A triggering event shall be deemed to have occurred only when the fair market value of the shares subject to the underlying option exceeds the exercise price of such option. When a triggering event occurs, the related option will cease to be exercisable.

           The Company has entered into Change-in-Control Agreements with each of Messrs. Pops, Breyer, Frates and Landine and Dr. Wright. Under the terms of these agreements, each of the aforementioned executives are entitled to receive certain compensation and benefits in the event of a "change-in-control" of the Company, which, in summary, is defined as: the acquisition by a person, entity or group (with certain exceptions) of beneficial ownership of 50% or more of the Company's common stock; a change in a majority of the incumbent directors on the Board of Directors; a reorganization, merger or consolidation of the Company; or a liquidation, dissolution or sale of all or substantially all of the assets of the Company.

           In the event of a change-in-control, each of Messrs. Pops, Breyer, Frates and Landine and Dr. Wright will be entitled to continue their employment with the Company for a period of two years following the change-in-control at a monthly base salary at least equal to the highest monthly base salary paid to him by the Company in the twelve-month period immediately preceeding the change-in-control, an annual cash bonus at least equal to the annual bonus paid to him for the last calendar year prior to the change-in-control and continued participation in the Company's welfare and benefit plans.

           In the event the Company terminates any of these executives without cause during such two-year period or if any of these executives terminates his employment for "good reason" (e.g., material diminution in the executive's responsibilities, assignment to the executive of responsibilities not consistent with his position or transfer of the executive to a location more than 40 miles from his then current place of employment) each is entitled to receive a prorated bonus (based upon the prior year's annual bonus) for the year in which the date of termination occurs. Additionally, each of Messrs. Breyer, Frates and Landine and Dr. Wright will receive a lump sum payment equal to the executive's base salary plus his annual bonus for the last calendar year before the date of termination and continued participation in the Company's welfare and benefit plans (or reimbursement therefor) for one year following the date of termination; Mr. Pops will receive a lump sum payment equal to two times his base salary plus his annual bonus for the last calendar year before the date of termination and continued participation in the Company's welfare and benefit plans (or reimbursement therefor) for two years following the date of termination. Each executive is also entitled to a "gross-up payment" equal to the excise tax imposed upon the severance payments under the Agreement in the event any payment or benefit to the Executive, whether pursuant to the Agreement or otherwise, is considered an "excess parachute payment" and subject to an excise tax under the Code.

COMPENSATION OF DIRECTORS

           Each non-employee director automatically receives options to purchase 20,000 shares of Common Stock under the Company's Stock Option Plan for Non-Employee Directors (the "Director Plan") each year on the date of the Company's annual meeting of shareholders. Such options are exercisable at the fair market value of the Common Stock on the date such options are granted and vest in full six (6) months following their grant. Except for such stock options, for a one-time grant to one non-employee director in 1996 of options to purchase 20,000 shares of Common Stock under the Director Plan and for a one-time grant to each non-employee director in December 1999 of options to purchase 15,000 shares of Common Stock under the Company's 1999 Omnibus Stock Option Plan, directors do not receive compensation for services on the Board of Directors or any committee thereof. All of the directors, however, are reimbursed for their expenses for each Board and committee meeting attended. In addition, Floyd E. Bloom, Alexander Rich, Paul Schimmel and Michael A. Wall receive consulting fees from Alkermes. During the fiscal year ended March 31, 2001, Alkermes paid consulting fees to Drs. Bloom, Rich and Schimmel and Mr. Wall aggregating $30,000, $30,000, $48,000 and $80,000, respectively. Consulting fees are currently being paid to each of Drs. Bloom and Rich at the rate of $2,500 per month, to Dr. Schimmel at the rate of $4,000 per month and to Mr. Wall at the rate of $6,667 per month. Alkermes believes that the terms of such consulting arrangements are no less favorable to Alkermes than those they could have received from an independent third party.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

           During the last fiscal year, the Compensation Committee consisted of John K. Clarke, Paul Schimmel and Michael A. Wall. The Compensation Sub-Committee consists of John K. Clarke and Paul Schimmel. Mr. Wall and Dr. Schimmel are consultants to Alkermes. See "Compensation of Directors."

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

           The Compensation Committee (the "Committee") is responsible for reviewing and establishing the cash compensation of, and the Compensation Sub-Committee (the "Sub-Committee") is responsible for reviewing and establishing compensation in the form of stock options and restricted stock awards to, the Company's executive officers.

EXECUTIVE COMPENSATION POLICIES

           The Company's executive compensation program is designed to attract, retain and motivate experienced and well-qualified executive officers who will promote the Company's research and product development and commercialization efforts. In establishing executive compensation levels, the Committee is guided by a number of considerations. Because the Company is still in the process of developing its portfolio of product candidates, and because of the volatile nature of biotechnology stocks, the Committee believes that traditional performance criteria, such as revenue growth, net income, profit margins and share price are inappropriate for evaluating and rewarding the efforts of the Company's executive officers. Rather, the Committee bases executive compensation on the achievement of certain product development, corporate partnering, financial, strategic planning and other goals of the Company and the executive officers. In establishing compensation levels, the Committee also evaluates each officer's individual performance using certain subjective criteria, including an evaluation of each officer's initiative, contribution to overall corporate performance and managerial ability. No specific numerical weight is given to any of the above-noted subjective or objective performance criteria. In making its evaluations, the Committee consults on an informal basis with other members of the Board of Directors and, with respect to officers other than the Chief Executive Officer, reviews the recommendations of the Chief Executive Officer.

           Another consideration which affects the Committee's decisions regarding executive compensation is the high demand for well-qualified personnel in the biotechnology industry. Given such demand, the Committee strives to maintain compensation levels which are competitive with the compensation of other executives in the industry. To that end, the Committee reviews data obtained from a generally available outside survey of compensation and benefits in the biotechnology industry, an internally prepared survey based on peer biotechnology companies' proxy statements and personal knowledge regarding executive compensation at comparable companies.

           A third factor which affects compensation levels is the Committee's belief that stock ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. In accordance with such belief, the Sub-Committee seeks to provide a significant portion of executive compensation in the form of stock options. The Sub-Committee has not, however, targeted a range or specific number of options for each executive position. Rather, it makes its decisions based on the above-mentioned surveys and the general experience of the Sub-Committee members.

COMPENSATION MIX

           The Company's executive compensation packages generally include three components: base salary; a discretionary annual cash bonus; and stock options. The Committee generally reviews and establishes the base salary and bonus of each executive officer at of the end of each calendar year.

      Base Salary

           The Committee seeks to establish base salaries which are competitive for each position and level of responsibility with those of executive officers at various other biotechnology companies of comparable size and stage of development.

      Discretionary Cash Bonus

           The Committee believes that discretionary cash bonuses are useful on a case by case basis to motivate and reward executive officers. Bonuses for executive officers are not guaranteed, but are awarded from time to time, generally annually, only in the discretion of the Committee; cash bonuses are used to bring annual cash compensation into a competitive range with comparable positions at comparable companies. Criteria for bonuses for executive officers range from success in attracting capital to success in conducting clinical trials, entering into new and expanded collaborations and establishing the Company's manufacturing capabilities.

      Stock Options

           Grants of stock options under the Company's stock option plans are designed to promote the identity of the long-term interests between the Company's executives and its shareholders and to assist in the retention of executives. Since stock options granted by the Company generally become exercisable over a four-year period, their ultimate value is dependent upon the long-term appreciation of the Company's stock price and the executive's continued employment with the Company. In addition, grants of stock options may result in an increase in executive officers' equity interests in the Company, thereby providing such persons with the opportunity to share in the future value they are responsible for creating.

           When granting stock options, the Sub-Committee considers the relative performance and contributions of each officer compared to that of other officers within the Company with similar levels of responsibility. The number of options granted to each executive officer is generally determined by the Sub-Committee on the basis of data obtained from a generally available outside survey of stock option grants in the biotechnology industry, an internally prepared survey of peer biotechnology companies' proxy statements and personal knowledge of the Sub-Committee members regarding executive stock option grants at comparable companies.

           Section 162(m) of the Code limits the deductibility of annual compensation over $1 million to the Chief Executive Officer and the other Named Executive Officers unless certain conditions are met. The Company's Chief Executive Officer and the other Named Executive Officers have not received annual compensation over $1 million, and the Company has not yet determined what measures, if any, it should take to comply with Section 162(m).

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

           In establishing Mr. Pops' compensation package, the Committee seeks to maintain a level of total current compensation that is competitive with that of chief executives of certain other companies in the biotechnology industry at comparable stages of development. In addition, in order to align Mr. Pops' interests with the long-term interests of the Company's shareholders, the Committee and the Sub-Committee attempt to make a significant portion of the value of his total compensation dependent on the long-term appreciation of the Company's stock price.

           At the Company's current stage of development, the Committee believes that Mr. Pops' performance as Chief Executive Officer of the Company must be evaluated almost exclusively using subjective criteria, including the Committee's evaluation of the Company's progress in attracting and retaining senior management, identifying new product candidates, identifying and securing corporate collaborators for the development of product candidates, identifying and acquiring new product development and technology opportunities, identifying and acquiring companies with interesting technology and product candidates, advancing the Company's existing product candidates through the complex drug development and regulatory approval process and raising the necessary capital to fund its research and development efforts and manufacturing capabilities.

           In evaluating and establishing Mr. Pops' current compensation package, the Committee considered the following accomplishments of the Company during calendar 2000:

           In January 2000, Serono S.A. and the Company signed an agreement to develop a ProLease sustained-release formulation of recombinant human follicle stimulating hormone (r-hFSH) for the treatment of infertility.

           In February 2000, Eli Lilly and Company and the Company signed an agreement to develop a pulmonary formulation of human growth hormone based on the Company's AIR pulmonary delivery system.

           In May 2000, Amylin Pharmaceuticals, Inc. and the Company signed an agreement for the development, manufacture and commercialization of an injectable long-acting Medisorb formulation of AC2993 (synthetic Exendin-4), Amylin's second diabetes drug candidate. Additionally, the Company announced a two-for-one stock split and an increase in the authorized shares of Common Stock.

           In June 2000, the Company's first commercial product, Nutropin Depot, was shipped to the pediatric endocrine community. Nutropin Depot is the first long-acting dosage form of recombinant human growth hormone (rhGH) for the treatment of growth hormone deficiency in children. In addition, the Company and GlaxoSmithKline signed an agreement to develop multiple product candidates in four therapeutic areas for respiratory disease based on the Company's AIR pulmonary delivery system.

           In November 2000, the Company dosed the first patients in a Phase II trial of a long-acting albuterol formulation based on the Company's AIR pulmonary delivery system. The Company also completed and analyzed results from the first clinical trial of inhaled insulin based on its AIR pulmonary delivery system.

           In December 2000, the Company presented positive results from the first clinical trial of Medisorb Naltrexone at the Annual Meeting of the American College of Neuropsychopharmacology (ACNP). Additionally, the Company and Serono S.A. completed enrollment and dosing in a Phase I trial of an injectable sustained-release formulation of recombinant human follicle stimulating hormone (r-hFSH).

           During the year, the Company also initiated a number of feasibility programs with partners and on internal programs that were not disclosed publicly.

           Given the significant role played by Mr. Pops in each of the above-noted accomplishments, the Committee increased Mr. Pops' annual base salary effective January 1, 2001 from $400,000 to $428,000 and granted Mr. Pops a cash bonus of $175,000. As additional recognition of Mr. Pops' efforts in calendar 2000, and in furtherance of the Committee's belief that a significant portion of Mr. Pops' total compensation should be dependent on the long-term appreciation of the Company's stock price, in November 2000, the Sub-Committee granted Mr. Pops options to purchase 500,000 shares of Common Stock. The Committee and Sub-Committee believe that each of these actions was particularly appropriate given Mr. Pops' performance during calendar 2000 and in order to maintain his compensation at a competitive level compared to that of the chief executive officers of other similarly sized and positioned biotechnology companies.

                                              Compensation Committee


                                              John K. Clarke       Paul Schimmel
                                              Michael A. Wall


                                              Compensation Sub-Committee


                                              John K. Clarke       Paul Schimmel

                                PERFORMANCE GRAPH

           The following graph compares the yearly percentage change in the cumulative total shareholder return on the Common Stock for the last five fiscal years, with the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Pharmaceutical Index, which includes biotechnology companies. The comparison assumes $100 was invested on March 31, 1996, in the Common Stock and in each of the foregoing indices and further assumes reinvestment of any dividends. The Company did not declare or pay any dividends on its Common Stock during the comparison period.

                                                            Nasdaq Stock Market          Nasdaq Pharmaceutical
                                      Alkermes, Inc.           (U.S.) Index                     Index
                                      --------------        -------------------          ---------------------

              3/31/96                     100.00                  100.00                        100.00
              3/31/97                     153.41                  111.15                         91.26
              3/31/98                     272.58                  168.47                        108.82
              3/31/99                     298.60                  227.60                        137.91
              3/31/00                    1013.59                  423.35                        290.77
              3/31/01                     480.78                  169.48                        218.85

                      MANAGEMENT AND PRINCIPAL SHAREHOLDERS

           The following table sets forth certain information regarding the ownership of Common Stock as of June 6, 2001 by: (i) each person who is known by the Company to be the owner of 5% or more of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers, and (iv) all the directors and executive officers of the Company as a group.



                                                                          Number of Shares                Percentage
                                                                         Beneficially Owned          Beneficially Owned(1)
                                                                         ------------------          ---------------------

       FMR Corporation (2).................................................6,543,094                          10.34%
            82 Devonshire Street
            Boston, MA  02109

       Citigroup Inc. (3)..................................................6,423,244                          10.15
            425 Park Avenue
            New York, NY  10043

       T. Rowe Price Associates, Inc. (4)..................................3,323,300                           5.25
            100 E. Pratt Street
            Baltimore, MD  21202

       Floyd E. Bloom (5)....................................................276,500                              *

       Robert A. Breyer (6)..................................................302,600                              *

       John K. Clarke (7)....................................................103,936                              *

       Richard F. Pops (8)...................................................702,182                           1.10

       Alexander Rich (9)....................................................403,400                              *

       Paul Schimmel (9).....................................................472,600                              *

       Michael A. Wall (9)...................................................833,700                           1.32

       James L. Wright (10)...................................................89,734                              *

       James M. Frates (11)..................................................146,000                              *

       Michael J. Landine (12)...............................................214,800                              *

       All directors and executive officers as a group                     3,718,252                           5.74
       (12 persons) (13)

--------------------

* Represents less than one percent (1%) of the outstanding shares of Common Stock.

(1) As of June 6, 2001, there were 63,303,238 shares of Common Stock outstanding.

(2) FMR Corporation holds these shares in its capacity as investment manager or advisor for various investment companies or institutional accounts. The holdings are as of December 31, 2000.

(3) Represents shares over which Salomon Smith Barney Inc., Salomon Brothers Holding Company Inc., Salomon Smith Barney Holdings Inc. and/or Citigroup Inc. have shared voting and dispositive power. The holdings are as of December 31, 2000.

(4) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the securities laws, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The holdings are as of December 31, 2000.

(5) Includes 221,500 shares of Common Stock held by The Corey Bloom Family Trust, of which Dr. Bloom is a Trustee. Also includes, 55,000 shares of Common Stock subject to options which are exercisable.

(6) Includes 215,952 shares of Common Stock subject to options which are exercisable or will become exercisable within 60 days of June 6, 2001.

(7) Includes 75,000 shares of Common Stock subject to options which are exercisable.

(8) Includes 495,166 shares of Common Stock subject to options which are exercisable or which will become exercisable within 60 days of June 6, 2001.

(9) Includes 55,000 shares of Common Stock subject to options which are exercisable.

(10) Consists of 89,734 shares of Common Stock subject to options which are exercisable or which will become exercisable within 60 days of June 6, 2001.

(11) Includes 131,583 shares of Common Stock subject to options which will become exercisable within 60 days of June 6, 2001.

(12) Includes 111,000 shares of Common Stock subject to options which are exercisable or which will become exercisable within 60 days of June 6, 2001.

(13) Includes 1,472,435 shares of Common Stock subject to options which are exercisable or which will become exercisable within 60 days of June 6, 2001. Also includes 221,500 shares of Common Stock held in trust.

                              CERTAIN TRANSACTIONS

STOCK OPTIONS

           During the last fiscal year, executive officers and non-employee directors were granted options to purchase shares of Common Stock pursuant to the 1999 Plan and the Stock Option Plan for Non-Employee Directors.

EXECUTIVE OFFICER LOANS

           The Company made two loans to David A. Broecker in connection with hiring him as the Company's new Chief Operating Officer. The first loan, made in February 2001 in the principal amount of $300,000, is to be paid in full on or before May 31, 2002 or upon termination of Mr. Broecker's employment. The first loan does not bear interest. The second loan, made in June 2001 in the principal amount of $300,000, bears interest at the prime rate. Twenty percent of the principal of and accrued interest on the second loan will be forgiven annually on his employment anniversary, or in full upon a change-in-control, so long as he continues to be employed by the Company. Any balance of the second loan remaining upon the termination of Mr. Broecker's employment must be paid in full.

INCENTIVE LOAN PROGRAM

           In fiscal 1999, the Compensation Committee approved an incentive loan program pursuant to which a loan as a percentage of base salary and bonus was offered to certain officers and key employees approved by the Compensation Committee, who had been in the employ of the Company for at least eighteen months. The purpose of the program was to provide at a critical time in the Company's development a longer-term incentive for key employees to remain in the Company's employ. If the individual remained in the employ of the Company, half of the loan was forgiven after one year, with the balance forgiven after two years. The maximum aggregate dollar amount of loans provided pursuant to the program was fixed at $2,200,000 with the amount of each individual loan determined by the Committee. In October 1998, loans were made to Messrs. Pops and Breyer and Dr. Wright in the principal amounts of $500,000, $330,000 and $200,000, respectively, and to six other officers and key employees aggregating $990,000. The program was concluded during fiscal year 2001.

                                 OTHER BUSINESS

           The Board of Directors does not intend to present to the Meeting any business other than the election of directors and the adoption of the amendment to the 1999 Plan. If any other matter is presented to the Meeting which under applicable proxy regulations need not be included in this Proxy Statement or which the Board of Directors did not know a reasonable time before this solicitation would be presented, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

                              INDEPENDENT AUDITORS

           Deloitte & Touche LLP, independent auditors, audited the consolidated financial statements of the Company for the fiscal year ended March 31, 2001. Representatives of Deloitte & Touche LLP are expected to attend the Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The Board of Directors has selected Deloitte & Touche LLP as the independent auditors to audit the Company's consolidated financial statements for the fiscal year ending March 31, 2002.

                       DEADLINE FOR SHAREHOLDER PROPOSALS

           The Company must receive any proposal which a shareholder wishes to submit at the 2002 annual meeting of shareholders before February 28, 2002 if the proposal is to be considered by the Board of Directors for inclusion in the proxy material for that meeting. If any shareholder wishes to present a proposal to the 2002 annual meeting of shareholders that is not included in the Company's proxy statement for that meeting and fails to submit such proposal to the Secretary of the Company on or before May 14, 2002, then the persons named in the proxy will be allowed to use their discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the Company's proxy statement. In addition, in accordance with the Company's bylaws, any nominee for election as a director of the Company at the 2002 annual meeting of shareholders must be submitted in writing to the Company on or before March 25, 2002, which is ninety (90) days prior to the date of this year's proxy statement.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of the Common Stock, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the fiscal year ended March 31, 2001, all Section 16(a) filing requirements applicable to its executive officers, directors, officers and greater than ten percent shareholders were complied with.

                                             By Order of the Board of Directors



                                             Morris Cheston, Jr.
                                             Secretary

June 22, 2001

                                   APPENDIX A

ALKERMES, INC.
AUDIT COMMITTEE CHARTER

ROLE

The Audit Committee of the Board of Directors shall be responsible to the Board of Directors for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company and shall perform such other duties as may be directed by the Board. The Committee shall maintain free and open communication with the Company's independent auditors and management of the Company and shall meet in executive session at least annually. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

MEMBERSHIP AND INDEPENDENCE

The membership of the Committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on audit committees as set forth in the NASD's listing standards applicable to companies quoted on The Nasdaq National Market. The Chairperson of the Audit Committee, who shall be appointed by the Board of Directors, shall be responsible for leadership of the Committee, including preparing agendas for and presiding over meetings, making Committee assignments and reporting to the Board of Directors. The chairperson will also maintain regular liaison with the Chief Executive Officer, Chief Financial Officer and Director of Finance of the Company and the lead independent audit partner.

RESPONSIBILITIES

           Internal Control

- Discuss with management and the independent auditors the quality and adequacy of the Company's computer systems (and their security), internal accounting controls and personnel.

- Review with the independent auditors and management any management letter issued by the independent auditors and management's responses thereto.

           Financial Reporting

- Keep informed of important new pronouncements from the accounting profession and other regulatory bodies, as well as other significant accounting and reporting issues, that may have an impact on the Company's accounting policies and/or financial statements.

- Review the audited financial statements and management's discussion and analysis of financial condition and results of operations ("MD&A") and discuss them with management and the independent auditors. These discussions shall include consideration of the quality of the Company's accounting policies and principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgment areas, review of audit adjustments, whether or not recorded, and such other inquiries as may be appropriate. Based on the review, the Committee shall make a recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's annual report on Form 10-K.

           External Audit

- Review the performance of the independent auditors and recommend to the Board the independent auditors to be engaged to audit the financial statements of the Company and, if appropriate, the termination of that relationship. In doing so, the Committee will request from the auditors a written affirmation that the auditors are independent, discuss with the auditors any relationships that may impact the auditors' independence (including non-audit services), and recommend to the Board any actions necessary to oversee the auditors' independence.

- Oversee the independent auditors relationship by discussing with the independent auditors the nature, scope and rigor of the audit process, receiving and reviewing audit reports, and providing the auditors full access to the Committee (and the Board) to report on appropriate matters.

           Reporting to Board of Directors

- Report Audit Committee activities to the full Board and issue annually a report (including appropriate oversight conclusions) to be included in the Company's proxy statement for its annual meeting of shareholders.

- Review the Audit Committee Charter with the Board of Directors annually.

                                   APPENDIX B

1999 STOCK OPTION PLAN

           RESOLVED, that the first sentence of Section 4.1 of the 1999 Stock Option Plan be, and hereby is, amended to read in full as follows:

           "The maximum aggregate number of shares of Common Stock that may be issued under the Plan is Nine Million Nine Hundred Thousand (9,900,000) (subject to increase or decrease pursuant to Section 4.2), which may be either authorized and unissued shares of Common Stock or authorized and issued shares of shares of Common Stock reacquired by the Company."

                                   APPENDIX C

                                 ALKERMES, INC.

                             1999 STOCK OPTION PLAN



                                   ARTICLE I

                                     PURPOSE

           The purpose of the 1999 Stock Option Plan (the "Plan") is to enable Alkermes, Inc. (the "Company") to offer to certain officers, employees, directors and consultants of the Company or any of its Subsidiaries options to acquire equity interests in the Company, thereby helping to attract, retain and reward such persons, and strengthen the mutuality of interests between such persons and the Company's shareholders.

                                   ARTICLE II

                                   DEFINITIONS

           For purposes of the Plan, the following terms shall have the following meanings:

           2.1 "Administrator" shall mean the Board or, if the Board has delegated its responsibility to administer the Plan pursuant to Section 3.1, the committee and/or subcommittee of the Board to which such responsibility has been delegated.

           2.2 "Board" shall mean the Board of Directors of the Company.

           2.3 "Change of Control" shall mean

               (a) The acquisition, directly or indirectly, other than from the Company, by any person, entity or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), excluding, for this purpose, the Company, it subsidiaries, and any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) (a "Third Party") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

               (b) Individuals who, as of December 14, 2000, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Incumbent Directors who are directors at the time of such vote shall be, for purposes of this Agreement, an Incumbent Director; or

               (c) Consummation of (i) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation (other than the acquiror) do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company's then outstanding voting securities entitled to vote generally in the election of directors, or (ii) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (whether such assets are held directly or indirectly) to a Third Party.

           2.4 "Code" shall mean the Internal Revenue Code of 1986, as amended.

           2.5 "Common Stock" shall mean the Common Stock, par value $.01 per share, of the Company.

           2.6 "Disability" shall mean a disability that results in a Participant's Termination of Employment, as determined pursuant to standard Company procedures.

           2.7 "Effective Date" shall mean the date on which the Plan is adopted by the Board.

           2.8 "Fair Market Value" for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, shall mean, as of any date, the average of the high and low sales prices of a share of Common Stock as reported on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or traded on any such exchange, on the Nasdaq Stock Market ("Nasdaq"), or, if such sales prices are not available, the average of the bid and asked prices per share reported on Nasdaq, or, if such quotations are not available, the fair market value as determined by the Board, which determination shall be conclusive.

           2.9 "Incentive Stock Option" shall mean any Stock Option that is intended to be and is designated as an "incentive stock option" within the meaning of Section 422 of the Code.

           2.10 "Non-Qualified Stock Option" shall mean any Stock Option that is not an Incentive Stock Option.

           2.11 "Participant" shall mean an officer, employee, director or consultant of the Company or a Subsidiary to whom an Option has been granted under the Plan.

           2.12 "Stock Option" or "Option" shall mean any option to purchase shares of Common Stock granted pursuant to Article VI of the Plan.

           2.13 "Subsidiary" shall mean any corporation, limited partnership, limited liability company or any other entity of which the Company owns more than 50% of the voting stock or equity or a controlling interest.

           2.14 "Termination of Employment" shall mean, as appropriate, (a) the termination of a Participant's employment with the Company and its subsidiaries for reasons other than a military or personal leave of absence granted by the Company, (b) termination of a Participant's consulting relationship with the Company or (c) termination of a Participant's service as a member of the Board.

                                  ARTICLE III

                                 ADMINISTRATION

            3.1 The Administrator. The Plan shall be administered and interpreted by the Board; provided, however, that the Board may delegate this responsibility to a committee, which may in turn delegate this responsibility to a subcommittee thereof, each such committee and subcommittee to be comprised of two or more members of the Board; and provided further, however, that notwithstanding the foregoing, the Board may also delegate to a committee, which may in turn delegate to a subcommittee thereof, each such committee and subcommittee to be comprised of one or more members of the Board, the authority to grant from time to time Options to purchase not more than 5,000 shares of Common Stock to each person eligible under Article V (who is not subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended).

           3.2 Awards. The Administrator shall have full authority to grant, pursuant to the terms of the Plan, Stock Options to persons eligible under
Article V. In particular, the Administrator shall have the authority:

               (a) to select the officers, employees, directors and consultants to whom Stock Options may from time to time be granted;

               (b) to determine whether and to what extent Stock Options are to be granted to one or more officers, employees, directors and consultants eligible to receive Options under Article V;

               (c) to determine the number of shares of Common Stock to be covered by each Option granted pursuant to Article VI; and

               (d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option granted under Article VI (including, but not limited to, the option price, the option term, installment exercise or waiting period provisions and provisions relating to the waiver or acceleration thereof).

           3.3 Guidelines. Subject to Article VII hereof, the Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any Option granted under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Option in the manner and to the extent it shall deem necessary to carry out the purposes of the Plan. Notwithstanding the foregoing, no action of the Administrator under this Section 3.3 shall impair the rights of any Participant without the Participant's consent, unless otherwise required by law.

           3.4 Decisions Final. Any decision, interpretation or other action made or taken in good faith by the Administrator arising out of or in connection with the Plan shall be final, binding and conclusive on the Company, all Participants, officers, employees, directors and consultants, and their respective heirs, executors, administrators, successors and assigns.

                                   ARTICLE IV

                                SHARE LIMITATION

           4.1 Shares. The maximum aggregate number of shares of Common Stock that may be issued under the Plan is Nine Million Nine Hundred Thousand (9,900,000) (subject to increase or decrease pursuant to Section 4.2), which may be either authorized and unissued shares of Common Stock or authorized and issued shares of Common Stock reacquired by the Company. If any Option granted under the Plan shall expire, terminate or be cancelled for any reason without having been exercised in full, the number of shares of Common Stock not purchased under such Option shall again be available for the purposes of the Plan.

           4.2 Changes. In the event of any merger, reorganization, consolidation, recapitalization, dividend (other than a regular cash dividend), stock split, or other change in corporate structure affecting the Common Stock, such substitution or adjustment shall be made in the maximum aggregate number of shares which may be issued under the Plan, the maximum number of shares with respect to which Options may be granted to any individual during any year, and the number and option price of shares subject to outstanding Options, as may be determined to be appropriate by the Board, in its sole discretion, provided that the number of shares subject to any Option shall always be a whole number.

                                   ARTICLE V

                                  ELIGIBILITY

           5.1 Employees. Officers and other employees of the Company or any of its Subsidiaries are eligible to be granted both Incentive Stock Options and Non-Qualified Stock Options under the Plan.

           5.2 Directors and Consultants. Directors and consultants of the Company or any of its Subsidiaries are eligible to be granted Non-Qualified Stock Options, but may not receive Incentive Stock Options unless they are employees of the Company or a Subsidiary corporation within the meaning of
Section 424 of the Code.

                                   ARTICLE VI

                             GRANT OF STOCK OPTIONS

           6.1 Grants. The Administrator shall have the authority to grant to any person, to the extent eligible under Article V, one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not qualify as an Incentive Stock Option shall constitute a separate Non-Qualified Stock Option.

           6.2 Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422 of the Code.

           6.3 Terms of Options. Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

               (a) Stock Option Certificate. Each Stock Option shall be evidenced by, and subject to the terms of, a Stock Option Certificate executed by the Company. The Stock Option Certificate shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option, the number of shares of Common Stock subject to the Stock Option, the option price, the option term, and the other terms and conditions applicable to the Stock Option.

               (b) Option Price. The option price per share of Common Stock to be delivered upon exercise of a Stock Option shall be determined by the Administrator at the time of grant, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted.

               (c) Option Term. The term of each Stock Option shall be fixed by the Administrator at the time of grant, but no Stock Option shall be exercisable more than ten years after the date it is granted.

               (d) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at the time of grant; provided, however, that the Administrator may waive any installment exercise or waiting period provisions, in whole or in part, at any time after the date of grant, based on such factors as the Administrator shall deem appropriate in its sole discretion.

               (e) Method of Exercise. Subject to such installment exercise and waiting period provisions as may be imposed by the Administrator, Stock Options may be exercised in whole or in part at any time during the option term by delivering to the Company written notice of exercise specifying the number of shares of Common Stock to be purchased and the aggregate option price therefor. The notice of exercise shall be accompanied by payment in full of the option price and, if requested by the Company, by the representation described in
Section 9.2. Payment of the option price may be made (i) in cash or by check payable to the Company, (ii) unless otherwise determined by the Administrator on or after the date of grant, in shares of Common Stock duly owned by the Participant (and for which the Participant has good title, free and clear of any liens and encumbrances) or (iii) in the case of an Option that is not an Incentive Stock Option unless otherwise determined by the Administrator on or after the date of grant, by reduction in the number of shares of Common Stock issuable upon such exercise, based, in each case, on the Fair Market Value of the Common Stock on the date of exercise. Upon satisfaction of the conditions provided herein, a stock certificate representing the number of shares of

Common Stock to which the Participant is entitled shall be issued and delivered to the Participant.

               (f) Death. Unless otherwise determined by the Administrator on or after the date of grant, in the event of a Participant's Termination of Employment by reason of death, any Stock Option held by such Participant which was exercisable on the date of death may thereafter be exercised by the legal representative of the Participant's estate until the earlier of one year after the date of death or the expiration of the stated term of such Stock Option, and any Stock Option not exercisable on the date of death shall be forfeited.

               (g) Disability. Unless otherwise determined by the Administrator on or after the date of grant, in the event of a Participant's Termination of Employment by reason of Disability, any Stock Option held by such Participant that was exercisable on the date of such Termination of Employment may thereafter be exercised by the Participant until the earlier of one year after such date or the expiration of the stated term of such Stock Option, and any Stock Option not exercisable on the date of such Termination of Employment shall be forfeited. If the Participant dies during such one-year period, any unexercised Stock Options held by the Participant at the time of death may thereafter be exercised by the legal representative of the Participant's estate until the earlier of one year after the date of the Participant's death or the expiration of the stated term of such Stock Option. If an Incentive Stock Option is exercised after the expiration of the exercise period that applies for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

               (h) Termination of Employment. Unless otherwise determined by the Administrator on or after the date of grant, in the event of a Participant's Termination of Employment by reason of retirement or for any reason other than death or Disability, any Stock Option held by such Participant which was exercisable on the date of such Termination of Employment may thereafter be exercised by the Participant until the earlier of three months after such date or the expiration of the stated term of such Stock Option, and any Stock Option not exercisable on the date of Termination of Employment shall be forfeited.

               (i) Change of Control. Notwithstanding the provisions of Section 4.2, in the event of a Change of Control, all outstanding Stock Options shall immediately become fully exercisable, and upon payment by the Participant of the option price (and, if requested, delivery of the representation described in Section 9.2), a stock certificate representing the Common Stock covered thereby shall be issued and delivered to the Participant; provided, however, that the exercisability of the Stock Options shall not be accelerated if, in the opinion of the Board, such acceleration would prevent pooling of interests accounting treatment for the Change of Control transaction and such accounting treatment is desired by the parties to such transaction. This Section 6.3(i) shall apply to any outstanding Stock Options which are Incentive Stock Options to the extent permitted by Code Section 422(d), and any outstanding Incentive Stock Options in excess thereof shall, immediately upon the occurrence of such a Change of Control be treated for all purposes of the Plan as Non-Qualified Stock Options and shall be immediately exercisable as set forth in this Section 6.3(i).

               (j) Merger and Other Fundamental Transactions. In the event the Company is succeeded by another company in a reorganization, merger, consolidation, acquisition of property or stock, separation or liquidation, the successor company shall assume all of the outstanding Options granted under this Plan or shall substitute new options for them, which shall provide that each Participant, at the same cost, shall be entitled upon the exercise of each such option to receive such securities as the Board of Directors (or equivalent governing body) of the succeeding, resulting or other company shall determine to be equivalent, as nearly as practicable, to the nearest whole number and class of shares of stock or other securities to which the Participant would have been entitled under the terms of the agreement governing the reorganization, merger, consolidation, acquisition of property or stock, separation or liquidation as if, immediately prior to such event, the Participant had been the holder of record of the number of shares of Common Stock which were then subject to the outstanding Option granted under this Plan.

               (k) Non-Transferability of Options. Unless otherwise determined by the Administrator on or after the date of grant, Stock Options shall not be transferrable by the Participant otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant's lifetime, only by the Participant.

               (l) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other stock option plan of the Company or any Subsidiary or parent corporation (each within the meaning of Section 424 of the Code) exceeds $100,000, such Options shall be treated as Options which are not Incentive Stock Options.

               (m) Ten-Percent Shareholder Rule. Notwithstanding any other provision of the Plan to the contrary, no Incentive Stock Option shall be granted to any person who, immediately prior to the grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation (each within the meaning of Section 424 of the Code), unless the option price is at least 110% of the Fair Market Value of the Common Stock on the date of grant and the Option, by its terms, expires no later than five years after the date of grant.

           Should any of the foregoing provisions not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Board may amend the Plan accordingly, without the necessity of obtaining the approval of the shareholders of the Company.

           6.4 Rights as Shareholder. A Participant shall not be deemed to be the holder of Common Stock, or to have any of the rights of a holder of Common Stock, with respect to shares subject to an Option, unless and until the Option is exercised and a stock certificate representing such shares of Common Stock is issued to the Participant.

                                  ARTICLE VII

                            TERMINATION OR AMENDMENT

           7.1 Termination or Amendment of Plan. The Board may at any time amend, discontinue or terminate the Plan or any part thereof (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article IX) or amend any Option previously granted, prospectively or retroactively (subject to Article IV); provided, however, that, in either case unless otherwise required by law, the rights of a Participant with respect to Options granted prior to such amendment, discontinuance or termination may not be impaired without the consent of such Participant and, provided further, that the Company will seek the approval of the Company's shareholders for any amendment if such approval is necessary to comply with the Code, Federal or state securities laws or any other applicable rules or regulations.

                                  ARTICLE VIII

                                  UNFUNDED PLAN

           8.1 Unfunded Status. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payment not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

                                   ARTICLE IX

                               GENERAL PROVISIONS

           9.1 Nonassignment. Except as otherwise provided in the Plan, any Option granted hereunder and the rights and privileges conferred thereby shall not be sold, transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of an Option, right or privilege contrary to the provisions hereof, or upon the levy of any attachment or similar process thereon, such Option and the rights and privileges conferred thereby shall immediately terminate and the Option shall immediately be forfeited to the Company.

           9.2 Legend. The Company may require each person acquiring shares upon exercise of an Option to represent to the Company in writing that the Participant is acquiring the shares for the Participant's own account and without a view to the distribution thereof. The stock certificates representing such shares may include any legend which the Company deems appropriate to reflect any restrictions on transfer.

           All certificates representing shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange

Commission, any stock exchange or stock market upon which the Common Stock is then listed or traded, any applicable Federal or state securities law, and any applicable corporate law, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

           9.3 Other Plans. Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

           9.4 No Right to Employment. Neither the Plan nor the grant of any Option shall give any Participant or other officer, employee, consultant or director any right with respect to continuance of office, employment, consulting relationship or directorship, as the case may be, with the Company or any Subsidiary, nor shall the Plan impose any limitation on the right of the Company or any Subsidiary by which a Participant is employed to terminate a Participant's office, employment or consulting relationship at any time. Neither the Plan nor the grant of any Option shall give any director the right to continue as a member of the Board or obligate the Company to nominate any director for reelection by the Company's shareholders.

           9.5 Withholding of Taxes. The Company shall have the right to reduce the number of shares of Common Stock otherwise deliverable upon exercise of an Option by an amount that would have a Fair Market Value equal to the amount of all Federal, state and local taxes required to be withheld, or to deduct the amount of such taxes from any cash payment otherwise to be made to the Participant, pursuant to the Plan or otherwise. In connection with such withholding, the Company may make such arrangements as are consistent with the Plan as it may deem appropriate.

           9.6 Listing and Other Conditions.

               (a) If the Common Stock is listed on a national securities exchange or Nasdaq, the issuance of any shares of Common Stock upon exercise of an Option shall be conditioned upon such shares being listed on such exchange or Nasdaq. The Company shall have no obligation to issue any shares of Common Stock unless and until such shares are so listed, and the right to exercise any Option shall be suspended until such listing has been effected.

               (b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock upon exercise of an Option is or may in the circumstances be unlawful or result in the imposition of excise taxes under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to shares of Common Stock or Options, and the right to exercise any Option shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or shall not result in the imposition of excise taxes.

               (c) Upon termination of any period of suspension under this
Section 9.6, any Option affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option.

           9.7 Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of law principles thereof.

           9.8 Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

           9.9 Liability of the Board. No member of the Board nor any employee of the Company or any of its Subsidiaries shall be liable for any act or action hereunder, whether of omission or commission, by any other member of the Board or officer or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, gross negligence or fraud, for anything done or omitted to be done by himself or herself.

           9.10 Costs. The Company shall bear all expenses incurred in administering the Plan, including expenses related to the issuance of Common Stock upon exercise of Options.

           9.11 Severability. If any part of the Plan shall be determined to be invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of the Plan which shall continue in full force and effect.

           9.12 Successors. The Plan shall be binding upon and inure to the benefit of any successor or successors of the Company.

           9.13 Headings. Article and section headings contained in the Plan are included for convenience only and are not to be used in construing or interpreting the Plan.

                                   ARTICLE X

                                  TERM OF PLAN

           10.1 Effective Date. The Plan shall be effective as of the Effective Date, but the grant of any Option hereunder is subject to the express condition that the Plan be approved by the shareholders of the Company within 12 months after the Effective Date.

           10.2 Termination Date. Unless sooner terminated, the Plan shall terminate ten years after the Effective Date and no Options may be granted thereafter. Termination of the Plan shall not affect Options granted before such date.

                                      PROXY

                                 ALKERMES, INC.

                            CAMBRIDGE, MASSACHUSETTS

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
           FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JULY 26, 2001

         The undersigned shareholder of Alkermes, Inc. hereby appoints James M. Frates and Christopher P. Ciulla, and each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the offices of the Company, 64 Sidney Street, Cambridge, Massachusetts 02139, at 10:00 a.m., July 26, 2001, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; hereby ratifying and confirming all that said attorneys and proxies may do or cause to be done by virtue hereof.

         IT IS AGREED THAT UNLESS OTHERWISE MARKED ON THE OTHER SIDE, SAID ATTORNEYS AND PROXIES ARE APPOINTED WITH AUTHORITY TO VOTE FOR THE DIRECTORS AND THE PROPOSAL LISTED ON THE OTHER SIDE HEREOF.

(PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)



-----------                                                          ----------
SEE REVERSE                                                          SEE REVERSE
   SIDE           CONTINUED AND TO BE SIGNED ON REVERSE SIDE            SIDE
-----------                                                          ----------

[ x ]    Please mark
         votes as in
         this example.


1. To elect seven members of the Board of Directors, each to serve until the next annual meeting of shareholders and until his successor is duly elected and qualified. Nominee: Floyd E. Bloom, Robert A. Breyer, John
         K. Clarke, Richard F. Pops, Alexander Rich, Paul Schimmel and Michael
         A. Wall

                                      WITHHELD
         FOR ALL                      FROM ALL
         NOMINEES [ ]                 NOMINEES  [ ]



         [ ]      _________________________________
                  For all nominees except as noted above


2. To approve an amendment to the 1999 Stock Option Plan to increase to 9,900,000 the number of shares issuable upon the exercise of options granted thereunder, an increase of 2,500,000 shares.

                  FOR [ ]      AGAINST [ ]     ABSTAIN [ ]

         To transact such other business as may properly come before the meeting.



MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [ ]


Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Signature:____________________                            Date:__________

Signature:____________________                            Date:__________

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